Exhibit 10.1

PHILLIPS 66
EXECUTIVE SEVERANCE PLAN

The Phillips 66 Executive Severance Plan (the "Plan") is hereby amended and restated effective June 1, 2016.

The Plan was adopted for the benefit of certain employees of the Company and its Subsidiaries. All capitalized terms used herein are defined in Section 1 hereof. This Plan is intended to be a plan maintained primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees, within the meaning of Title I of the Employee Retirement Income Security Act of 1974, as amended and shall be interpreted in a manner consistent with such intention.

SECTION 1.	DEFINITIONS. As hereinafter used:

1.1    "Board" means the Board of Directors of the Company.

1.2    "Cause" means (i) the willful and continued failure by the Eligible Employee to substantially perform the Eligible Employee's duties with the Employer (other than any such failure resulting from the Eligible Employee's incapacity due to physical or mental illness), or (ii) the willful engaging, not in good faith, by the Eligible Employee in conduct which is demonstrably injurious to the Company or any of its Subsidiaries, monetarily or otherwise.

1.3    "Code" means the Internal Revenue Code of 1986, as it may be amended from time to time.

1.4    "Company" means Phillips 66 or any successors thereto.

1.5    "Controlled Group" shall mean Phillips 66 and its Subsidiaries.

1.6    "Credited Compensation" of a Severed Employee means the aggregate of the Severed Employee's annual base salary plus his or her annual incentive compensation, each as further described below. For purposes of this definition, (a) annual base salary shall be determined immediately prior to the Severance Date and (b) annual incentive compensation shall be deemed to equal the Severed Employee’s most recently established target (determined at one hundred percent of target) for annual incentive compensation for such employee prior to such employee’s Severance Date pursuant to the Variable Cash Incentive Program or its successor program maintained by the Employer.

1.7    "Effective Date" means the date first stated above as the effective date of this Plan.

1.8    "Eligible Employee" means any employee that is a Tier 1 Employee or a Tier 2 Employee, other than those employees who are listed on Exhibit A.

1.9    "Employer" means the Company or any of its Subsidiaries.

1.10    "Person" means any individual, firm, corporation, partnership, association, trust, unincorporated organization, or other entity.

1.11    "Plan" means the Phillips 66 Executive Severance Plan, as set forth herein, as it may be amended from time to time.

1.12    "Plan Administrator" means the person or persons appointed from time to time by the Board, which appointment may be revoked at any time by the Board.

1.13    "Retirement Plans" means the Phillips 66 Retirement Plan and the Phillips 66 Key Employee Supplemental Retirement Plan.

1.14    "Separation from Service" means the date on which the Participant separates from service with the Controlled Group within the meaning of Code section 409A, whether by reason of death, disability, retirement, or otherwise. In determining Separation from Service, with regard to a bona fide leave of absence that is due to any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than six months, where such impairment causes the Employee to be unable to perform the duties of his or her position of employment or any substantially similar position of employment, a 29-month period of absence shall be substituted for the six-month period set forth in section 1.409A-1(h)(1)(i) of the regulations issued under section 409A of the Code, as allowed thereunder.

1.15    "Severance" means the termination of an Eligible Employee's employment with the Employer by the Employer other than for Cause. An Eligible Employee will not be considered to have incurred a Severance if his employment is discontinued by reason of the Eligible Employee's death or a physical or mental condition causing such Eligible Employee's inability to substantially perform his duties with the Employer and entitling him or her to benefits under any long-term sick pay or disability income policy or program of the Employer. An Eligible Employee will not be considered to have incurred a Severance if employment with the Employer is discontinued after the Eligible Employee has been offered employment with another employer that has purchased a Subsidiary or division of the Company or all or substantially all of the assets of a Subsidiary or division of the Company and the offer of employment from the other employer is at the same or greater salary and the same or greater target bonus as the Eligible Employee has at that time from the Employer. An Eligible Employee will not be considered to have incurred a Severance if employment with the Employer is discontinued and the Eligible Employee is also eligible for payments under the Phillips 66 Key Employee Change in Control Severance Plan. In order to be considered a Severance, the termination must also meet the requirements of a Separation from Service.

1.16    "Severance Date" means the date on which an Eligible Employee incurs a Severance.

1.17    "Severance Pay" means the payment determined pursuant to Section 2.1 hereof.

1.18    "Severed Employee" means an Eligible Employee who has incurred a Severance.

1.19    "Subsidiary" means any corporation or other entity that is treated as a single employer with Phillips 66 under section 414(b) or (c) of the Code; provided, that in making this determination, in applying section 1563(a)(1), (2), and (3) of the Code for purposes of determining a controlled group of corporations under section 414(b) of the Code and for purposes of determining trades or businesses (whether or not incorporated) under common control under regulation section 1.414(c)-2 for purposes of section 414(c) of the Code, the language “at least 80%” shall be used without substitution as allowed under regulations pursuant to section 409A of the Code.

1.20    "Tier 1 Employee" means any employee of the Employer who is in salary grade 26 or above (under the salary grade schedule of the Company on the Effective Date, with appropriate adjustment for any subsequent change in such salary grade schedule) on the Severance Date.

1.21    "Tier 2 Employee" means any employee of the Employer, other than a Tier 1 Employee, who is in salary grade 23 or above (under the salary grade schedule of the Company on the Effective Date, with appropriate adjustment for any subsequent change in such salary grade schedule) on the Severance Date.

SECTION 2.	BENEFITS.

2.1     Subject to Section 2.7, each Severed Employee shall be entitled to receive Severance Pay equal to the sum of the amounts determined under Sections 2.1(a), (b), (c), and (d). Furthermore, for purposes of Employer compensation plans, programs, and arrangements, each Severed Employee shall be considered to have been laid off by the Employer.

(a)	The amount that is the Severed Employee's Credited Compensation, multiplied by (i) 2, in the case of a Tier 1 Employee or (ii) 1.5 in the case of a Tier 2 Employee.

(b)
The amount that is the present value, determined as of the Severed Employee's Severance Date, of the increase in benefits under the Retirement Plans that would result if the Severed Employee was credited with the following number of additional years of age and service (including pay credits and interest credits under a cash balance formula, if applicable) under the Retirement Plans: (i) 2, in the case of a Tier 1 Employee or (ii) 1.5, in the case of a Tier 2 Employee; provided, however, that in calculating (b), if the Severed Employee is entitled under the Retirement Plans to any additional credited service due to the circumstances of the Severed Employee’s termination, then the amount of the present value of the increased benefits called for in the determination of (b) shall be reduced by the amount of the present value of the increased benefits under the Retirement Plans calculated after taking into account the circumstances of the Severed Employee’s termination, but not below zero. Present value shall be determined based on the assumptions utilized under the Phillips 66 Retirement Plan for purposes of determining contributions under Code Section 412 for the most recently completed plan year. With respect to a Severed Employee who was actively participating in a cash balance formula under the Retirement Plans, the Severance Pay amount determined under this subsection shall be equal to the increase in benefits under the Retirement Plans that would result if the Severed Employee was credited with the following number of additional years of pay credits and interest credits under the Retirement Plans as of the Severance Date: (i) 2, in the case of a Tier 1 Employee or (ii) 1.5, in the case of a Tier 2 Employee. The pay credits shall be calculated taking into account the additional years of age and service recognized under this subsection, and the interest credits shall be based on the applicable interest rate in effect on the Severance Date.

(c)	The amount that is equal to the sum of (i) and (ii), plus (iii), if applicable:

i.
An amount equal to 24 times (in the case of a Tier 1 Employee) or 18 times (in the case of a Tier 2 Employee) the difference between the monthly COBRA participant contribution amount and the monthly active employee contribution amount, each as of the Severance Date, based on the active medical coverage for which the Severed Employee was enrolled as of the Severance Date; provided that if the Severed Employee was not enrolled as of the Severance Date, the amount shall be determined as if the Severed Employee had been enrolled in the high deductible health plan option coverage.

ii.
An amount equal to 24 times (in the case of a Tier 1 Employee) or 18 times (in the case of a Tier 2 Employee) the difference between the monthly COBRA participant contribution amount and the active employee contribution amount, each as of the Severance Date, based on the active dental coverage for which the Severed Employee was enrolled on the Severance Date; provided that if the Severed Employee was not enrolled as of the Severance Date, the amount shall be determined using the Phillips 66 dental option coverage.

iii.
If any persons qualified as eligible dependents of the Severed Employee under the applicable company-sponsored medical or dental coverage in which the Severed Employee was enrolled on the Severance Date, an amount equal to 24 times (in the case of a Tier 1 Employee) or 18 times (in the case of a Tier 2 Employee) the sum of the differences, for each such eligible dependent, between the monthly COBRA eligible dependent contribution amount and the monthly eligible dependent contribution amount for eligible dependents of active employees, each as of the Severance Date, for the medical and/or dental coverage in which the Severed Employee was enrolled on the Severance Date, as applicable; provided, that if the Severed Employee was not enrolled for medical or dental coverage, then the eligibility and amount for each dependent shall be determined as if the Severed Employee had been enrolled in the high deductible health plan option coverage or the Phillips 66 dental option coverage, as applicable, on the Severance Date.

(d)
The amount that is equal to 24 times (in the case of a Tier 1 Employee) or 18 times (in the case of a Tier 2 Employee) the difference between the total monthly cost and the monthly active employee contribution amount, each as of the Severance Date, for the company-sponsored life insurance coverage (including basic, executive basic, supplemental, and dependent) and personal accident insurance coverage for which the Severed Employee and any eligible dependents were enrolled on the Severance Date.

2.2     Subject to Section 2.7, Severance Pay (as well as any amount payable pursuant to Section 2.4 hereof) shall be paid to an eligible Severed Employee in a cash lump sum on the first business day immediately following 10 days after the end of the period for executing and delivering the Severed Employee's release, as set forth in Section 2.7.

2.3     Nothing herein shall prevent a Severed Employee or eligible dependents of a Severed Employee from electing to receive COBRA continuation coverage of health benefits subject to COBRA, in accordance with the applicable provisions of the law and the applicable plans. While as an active employee the Severed Employee may have been able to make employee contributions or pay premiums for certain coverage through a pre-tax salary reduction arrangement, however, no pre-tax salary reduction arrangement will continue after the Severed Employee's Severance Date. The cost of these benefits will not be adjusted to reflect that the Severed Employee's cost will no longer be pre-tax.

2.4    Each Severed Employee shall be entitled to receive the employee's full salary through the Severance Date and, subject to Section 2.7 but notwithstanding any provision of the Company's Variable Cash Incentive Program or similar annual bonus incentive plan to the contrary, shall be eligible for consideration for an award under such program or plan when awards are made with regard to the fiscal year under such program or plan in which the Severance Date occurred.

2.5    Each party to any dispute concerning this Plan shall be responsible for that party’s own legal fees and expenses; provided, however, that the arbitrator appointed pursuant to Section 3.2 of this Plan may award reasonable legal fees and expenses to an Eligible Employee if the arbitrator determines that the Company’s denial of the claim of the Eligible Employee was not reasonable.

2.6    The Company shall be entitled to withhold and/or to cause to be withheld from amounts to be paid to the Severed Employee hereunder any federal, state, or local withholding or other taxes or charges which it is from time to time required to withhold.

2.7    No Severed Employee shall be eligible to receive Severance Pay or other benefits under the Plan unless he or she first executes a written release provided by the Company and, to the extent such release is revocable by its terms, only if the Severed Employee does not revoke it, and unless he or she also, at the request of the Company, executes a written agreement not to compete with the Company, with such terms and conditions as may be proposed by the Company at the time. Such release and, if requested, such agreement not to compete must be executed and delivered to the Company within 30 days of the Employee’s Severance Date.

SECTION 3.	PLAN ADMINISTRATION.

3.1     The Plan Administrator shall administer the Plan and may interpret the Plan, prescribe, amend, and rescind rules and regulations under the Plan and make all other determinations necessary or advisable for the administration of the Plan, subject to the provisions of the Plan. The Plan Administrator shall have absolute discretion and authority in carrying out its responsibilities, and all interpretations of the Plan, determinations of eligibility under the Plan, determinations to grant or deny benefits under the Plan, or findings of fact or resolutions related to the Plan and its administration that are made by the Plan Administrator shall be binding, final, and conclusive on all parties.

3.2     Claims Procedures. Any claim for benefits hereunder shall be presented in writing to the Plan Administrator for consideration, grant, or denial. Claimants will be notified in writing of approved claims, which will be processed as claimed. A claim is considered approved only if its approval is communicated in writing to a claimant.

(a)
In the case of a denial of a claim respecting benefits paid or payable with respect to a Participant, a written notice will be furnished to the claimant within 90 days of the date on which the claim is received by the Plan Administrator. If special circumstances (such as for a hearing) require a longer period, the claimant will be notified in writing, prior to the expiration of the 90-day period, of the reasons for an extension of time; provided, however, that no extensions will be permitted beyond 90 days after the expiration of the initial 90-day period. A denial or partial denial of a claim will be dated and signed by the Plan Administrator and will clearly set forth:

(i)	the specific reason or reasons for the denial;

(ii)	specific reference to pertinent Plan provisions on which the denial is based;

(iii)	a description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary; and

(iv)	an explanation of the procedure for review of the denied or partially denied claim set forth below.

(b)
Upon denial of a claim, in whole or in part, a claimant or his duly authorized representative will have the right to submit a written request to a committee of individuals established by the Board (the "Claims Committee") for a full and fair review of the denied claim by filing a written notice of appeal with the Claims Committee within 60 days of the receipt by the claimant of written notice of the denial of the claim. A claimant or the claimant’s authorized representative will have, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the claimant’s claim for benefits and may submit issues and comments in writing. The review will take into account all comments, documents, records, and other information submitted by the claimant relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination. If the claimant fails to file a request for review within 60 days of the denial notification, the claim will be deemed abandoned and the claimant precluded from reasserting it. If the claimant does file a request for review, his request must include a description of the issues and evidence he deems relevant. Failure to raise issues or present evidence on review will preclude those issues or evidence from being presented in any subsequent proceeding or judicial review of the claim.

(c)	The Claims Committee will provide a prompt written decision on review. If the claim is denied on review, the decision shall set forth:

(i)	the specific reason or reasons for the adverse determination;

(ii)	specific reference to pertinent Plan provisions on which the adverse determination is based;

(iii)	a statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the claimant’s claim for benefits; and

(iv)	a statement describing any voluntary appeal procedures offered by the Plan and the claimant’s right to obtain the information about such procedures.

(d)
A decision will be rendered no more than 60 days after the Claims Committee’s receipt of the request for review, except that such period may be extended for an additional 60 days if the Claims Committee determines that special circumstances (such as for a hearing) require such extension. If an extension of time is required, written notice of the extension will be furnished to the claimant before the end of the initial 60-day period.

(e)
To the extent permitted by law, decisions reached under the claims procedures set forth in this Section shall be final and binding on all parties. No legal action for benefits under the Plan shall be brought unless and until the claimant has exhausted his remedies under this Section. In any such legal action, the claimant may only present evidence and theories which the claimant presented during the claims procedure. Any claims which the claimant does not in good faith pursue through the review stage of the procedure shall be treated as having been irrevocably waived. Judicial review of a claimant’s denied claim shall be limited to a determination of whether the denial was an abuse of discretion based on the evidence and theories the claimant presented during the claims procedure.

(f)
Except as provided in the preceding portion of this Section 3.2, all disputes under this Plan shall be settled exclusively by binding arbitration in Houston, Texas, in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator's award in any court having jurisdiction.

3.3     The Plan Administrator may delegate any of its duties hereunder to such person or persons from time to time as it may designate.

3.4     The Plan Administrator is empowered, on behalf of the Plan, to engage accountants, legal counsel, and such other personnel as it deems necessary or advisable to assist it in the performance of its duties under the Plan. The functions of any such persons engaged by the Plan Administrator shall be limited to the specified services and duties for which they are engaged, and such persons shall have no other duties, obligations or responsibilities under the Plan. Such persons shall exercise no discretionary authority or discretionary control respecting the management of the Plan. All reasonable expenses thereof shall be borne by the Employer.

SECTION 4.	DURATION; AMENDMENT; AND TERMINATION.

4.1    This Plan shall be effective on the Effective Date. This Plan shall continue in effect unless and until it is terminated as provided in Section 4.2.

4.2    This Plan may be amended from time to time during its term by the Company acting through its Board of Directors or, to the extent authorized by the Board of Directors, its officers. The Company may, by action of its Board of Directors, terminate this Plan at any time.

SECTION 5.	GENERAL PROVISIONS.

5.1     Except as otherwise provided herein or by law, no right or interest of any Eligible Employee under the Plan shall be assignable or transferable, in whole or in part, either directly or by operation of law or otherwise, including without limitation by execution, levy, garnishment, attachment, pledge, or in any manner; no attempted assignment or transfer thereof shall be effective; and no right or interest of any Eligible Employee under the Plan shall be liable for, or subject to, any obligation or liability of such Eligible Employee. When a payment is due under this Plan to a Severed Employee who is unable to care for his or her affairs, payment may be made directly to his or her legal guardian or personal representative.

5.2     If any Employer is obligated by law or by contract to pay severance pay, a termination indemnity, notice pay, or the like, to a Severed Employee, or if any Employer is obligated by law to provide advance notice of separation ("Notice Period") to a Severed Employee, then any Severance Pay hereunder to such Severed Employee shall be reduced by the amount of any such severance pay, termination indemnity, notice pay, or the like, as applicable, and by the amount of any compensation received during any Notice Period. This provision specifically includes any payments or obligations under the Phillips 66 Severance Pay Plan. Furthermore, if an Eligible Employee has willful and bad faith conduct demonstrably injurious to Company or its Subsidiaries, monetarily or otherwise, after receiving Severance Pay, the Company may offset an amount equal to such Severance Pay against any other amounts due from other plans or programs, unless otherwise required by law.

5.3     Neither the establishment of the Plan, nor any modification thereof, nor the creation of any fund, trust, or account, nor the payment of any benefits shall be construed as giving any Eligible Employee, or any person whomsoever, the right to be retained in the service of the Employer, and all Eligible Employees shall remain subject to discharge to the same extent as if the Plan had never been adopted.

5.4     If any provision of this Plan shall be held invalid or unenforceable, such invalidity or unenforceability shall not affect any other provisions hereof, and this Plan shall be construed and enforced as if such provisions had not been included.

5.5     This Plan shall be binding upon the heirs, executors, administrators, successors, and assigns of the parties, including each Eligible Employee, present and future, and any successor to the Employer.

5.6     The headings and captions herein are provided for reference and convenience only, shall not be considered part of the Plan, and shall not be employed in the construction of the Plan.

5.7     The Plan shall not be funded. No Eligible Employee shall have any right to, or interest in, any assets of any Employer that may be applied by the Employer to the payment of benefits or other rights under this Plan.

5.8     Any notice or other communication required or permitted pursuant to the terms hereof shall have been duly given when delivered or mailed by United States Mail, first‑class, postage prepaid, addressed to the intended recipient at his, her or its last known address.

5.9     This Plan shall be construed and enforced according to the laws of the State of Delaware.

The Plan is hereby amended and restated effective June 1, 2016.

Executed as of this 1st day of June 2016, by a duly authorized officer of the Company.

/s/ Sonya M. Reed
Sonya M. Reed
Senior Vice President, Human Resources

Exhibit A

Employees Ineligible for Executive Severance Plan

[Reserved]